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                                                                    EXHIBIT 12.1


Reliant Mid-Atlantic Power Holdings, LLC and Affiliates
Computation of Ratio of Earnings to Fixed Charges
(Thousands of dollars)


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
                                              PERIOD FROM            PERIOD FROM              PERIOD FROM
                                           NOVEMBER 24, 1999       JANUARY 1, 2000            MAY 12, 2000
                                         TO DECEMBER 31, 2000      TO MAY 11, 2000        TO SEPTEMBER 30, 2000
                                         --------------------      ---------------        ---------------------

Income from continuing operations             (9,678)                 (6,687)                   93,213
Income taxes for continuing operations            --                      --                    65,560
                                              ------                  ------                   -------
                                              (9,678)                 (6,687)                  158,773

Fixed charges, as defined:
     Interest expense                         24,588                  45,538                    51,482
     Interest component of rentals
       charged to operating results               12                      50                     2,082
                                              ------                  ------                   -------
     Total fixed charges                      24,600                  45,588                    53,564
                                              ------                  ------                   -------

Earnings, as defined                          14,922                  38,901                   212,337

Ratio of earnings to fixed charges             0.607                   0.853                     3.964

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